Exhibit 10.8

JPMorgan Chase Bank, National Association
London Branch
25 Bank Street
Canary Wharf
London E14 5JP
England

DATE:	June 21, 2018
TO:	Wright Medical Group, Inc. 1023 Cherry Road Memphis, TN 38117 Wright Medical Group N.V. Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands
ATTENTION:	James Lightman Sr. Vice President, General Counsel and Secretary
TELEPHONE:	+ 31 20 675 4002
EMAIL:	James.Lightman@wright.com
FROM:	JPMorgan Chase Bank, National Association
SUBJECT:	Partial Terminations of Relevant Transactions Listed on Attached Schedule A and Related Amendments
The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the partial termination (the “Transaction”) of the rights and obligations under and in respect of the following transactions (each such transaction, a “Relevant Transaction” and collectively the “Relevant Transactions” and the terminated portion of each such Relevant Transaction, the “Terminated Portion”) and to modify the confirmations of the Relevant Transactions as described herein: Base call option transaction confirmation, dated as of February 9, 2015, by and between JPMorgan Chase Bank, National Association (“Dealer”) and Wright Medical Group, Inc. (“Wright Inc.”), as partially terminated by the confirmation in re Partial Termination of Relevant Transactions Listed on Attached Schedule A and Related Attachments (the “Initial Partial Termination”), dated June 10, 2016, by and between Dealer, Wright Inc. and Wright Medical Group N.V. (“Wright N.V.”, and together with Wright Inc., the “Counterparties” and each a “Counterparty”) (the “Call Option”); base warrant transaction confirmation, dated as of February 9, 2015, by and between Dealer and Wright Inc., as amended by the Amendment dated as of November 24, 2015, by and between Dealer and the Counterparties, and as partially terminated pursuant to the Initial Partial Termination (the “Warrant”). The Terminated Portion of each of the above Relevant Transactions shall be as set forth on Schedule A in the column labeled “Number of Options or Warrants, As Applicable, of such Relevant Transaction Subject to Termination”. The Terminated Portion of each Relevant Transaction shall be terminated as of July 30, 2018 (the “Termination Effective Date”).

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

1.The definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), in each case, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the confirmation for the Call Option or Warrant, as applicable. In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.
2.In consideration for the termination of the Terminated Portion of each Relevant Transaction, a “Termination Payment” with respect to the Terminated Portion of each Relevant Transaction shall be made in the amount set forth in Section 6, such Termination Payments to be made as further specified in Paragraph 4 below. Each of Dealer, Wright Inc. and Wright N.V. hereby agrees that, upon receipt of the Termination Payments (as aggregated into a Net Termination Payment as provided in Paragraph 4 below), with respect to the Terminated Portion of each Relevant Transaction: (i) such Terminated Portion of the Relevant Transaction and all of the respective rights and obligations of Dealer and any applicable Counterparty thereunder are cancelled and terminated as of the Termination Effective Date; (ii) Dealer releases and discharges each of Wright Inc. and Wright N.V. from and agrees not to make any claim against Wright Inc. or Wright N.V. with respect to any obligations of Wright Inc. or Wright N.V. arising out of, and to be performed in connection with, any Terminated Portion of a Relevant Transaction after the Termination Effective Date, including, but not limited to, any rights or obligations said to survive the termination of a Relevant Transaction in such Relevant Transaction’s confirmation in respect of the Terminated Portion of such Relevant Transaction and; (iii) each of Wright Inc. and Wright N.V. releases and discharges Dealer from and agrees not to make any claim against Dealer with respect to any obligations of Dealer arising out of, and to be performed in connection with, any Terminated Portion of a Relevant Transaction after the Termination Effective Date, including, but not limited to, any rights or obligations said to survive the termination of a Relevant Transaction in such Relevant Transaction’s confirmation in respect of the Terminated Portion of such Relevant Transaction. Each of the parties hereby represents and acknowledges to the other that, upon receipt of the Termination Payments (as aggregated into a Net Termination Payment as provided in Paragraph 4 below), no further amounts are owed by Dealer, Wright Inc. or Wright N.V. to any other party with respect to the Terminated Portion of each Relevant Transaction.
3.Wright N.V. hereby transfers and assigns its obligations to make Termination Payments to Dealer in respect of the Terminated Portion of the Warrant to Wright Inc., and Wright Inc. hereby accepts Wright N.V.’s obligation to make Termination Payments in respect of the Terminated Portion of the Warrant. Dealer hereby consents to the transfer and assignment of the obligation to make Termination Payments in respect of the Terminated Portion of the Warrant from Wright N.V. to Wright Inc.
4.The parties hereby agree to net the Termination Payments with respect to the Terminated Portion of each of the Relevant Transactions such that a single payment shall be made with respect to the Terminated Portion of each of the Relevant Transactions (such net payment, the “Net Termination Payment”), such Net Termination Payment satisfying each party’s obligations to make payments to the others. On the Termination Effective Date, Dealer shall deliver to Wright Inc. the Net Termination Payment in accordance with the Wright Inc. Payment Instructions below.
5.Wright Inc. Payment Instructions:
Bank:
ABA#:
Swift:
Acct:
Beneficiary:

6.The Termination Payment with respect to the Terminated Portion of each Relevant Transaction shall be determined by referencing the VWAP Price for the Relevant Transaction as set forth in the table below.

	VWAP Price
	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$26.00	$27.00
Termination Payment in respect of the Terminated Portion of the Call Option	$3,287,125	$4,281,742	$5,438,907	$6,761,844	$8,251,455	$9,906,566	$11,724,222	$13,699,982
Termination Payment in respect of the Terminated Portion of the Warrant	$2,549,249	$3,199,130	$3,953,658	$4,817,448	$5,794,049	$6,885,970	$8,094,757	$9,421,053

	VWAP Price
	$28.00	$29.00	$30.00	$31.00	$32.00
Termination Payment in respect of the Terminated Portion of the Call Option	$15,828,215	$18,102,377	$20,515,265	$23,059,236	$25,726,408
Termination Payment in respect of the Terminated Portion of the Warrant	$10,864,695	$12,424,798	$14,099,846	$15,887,783	$17,786,097

If the VWAP Price is between two VWAP Prices in the table above, the amount of the Termination Payment with respect to the Terminated Portion of the Relevant Transaction shall be determined by a straight-line interpolation between the amount of the Termination Payment set forth for the higher and lower VWAP Prices. If the VWAP Price exceeds the highest or is below the lowest VWAP Price in the table above, the amount of the Termination Payment with respect to the Terminated Portion of the Relevant Transaction shall be extrapolated from the table in a commercially reasonable manner.
“VWAP Price” shall mean the arithmetic average of the per-Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WMGI <equity> AQR in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on each Scheduled Trading Day that is not a Disrupted Day during the Unwind Period (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method).
“Unwind Period” shall mean the 15 Scheduled Trading Days beginning on and including July 9, 2018 and ending on and including July 27, 2018; provided, however, that (a) if any such Scheduled Trading Day is a Disrupted Day, the Unwind Period shall be extended by one Scheduled Trading Day for each such Disrupted Day (which provision shall be applied successively until 15 Scheduled Trading Days that are not Disrupted Days occur, in which case the Termination Effective Date shall be postponed by one Scheduled Trading Day for each such Disrupted Day) and (b) Dealer may (x) postpone the Unwind Period or (y) add, in whole or in part, Scheduled Trading Days to the Unwind Period, in either case, if Dealer reasonably and in good faith, (i) determines that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) determines, based on the advice of counsel, that such action is reasonably necessary or appropriate to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.
7.The parties agree that from and after the Termination Effective Date, each of the Relevant Transactions shall be amended and restated in its entirety but with the adjustments shown in the column labeled “Revisions to the Terms of the Relevant Transaction” in Schedule A beside each Relevant Transaction. The parties further agree that each of the following side letters to the Relevant Transactions shall continue in full force and effect:

•
The letter agreement by and between Dealer and Wright Inc. dated as of February 9, 2015, specifying certain additional terms and conditions of the Base Warrants issued by Wright Inc. to Dealer, as amended on November 24, 2015 (the “Initial Base Warrant Side Letter”);

•	The letter agreement by and between Dealer, Wright Inc. and Wright N.V. dated as of November 24, 2015, amending the Initial Base Warrant Side Letter;

•	The letter agreement by and between Dealer and Wright Inc. dated as of February 9, 2015, specifying certain additional terms and conditions of the Base Call Options issued by Dealer to Wright Inc.
8. 10b5-1 Plan. Each Counterparty represents, warrants and covenants to Dealer that:

a.
it is entering into this Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Each Counterparty acknowledges that it is the intent of the parties that this Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and this Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

b.
it will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with this Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions. Each Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.

c.
it acknowledges and agrees that any amendment, modification, waiver or termination of this Transaction must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which any Counterparty or any officer, director, manager or similar person of any Counterparty is aware of any material non-public information regarding Issuer or the Shares.

9.Each Counterparty represents and warrants to Dealer on the date hereof and, with respect to all representations below other than the representation in subsection 9(f), on the Termination Effective Date that:

a.
Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Confirmation; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

b.
Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

c.
No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended, or state securities laws or, with respect to Wright N.V., under the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

d.
Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

e.
Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18) (C) of the Commodity Exchange Act).

f.	Counterparty and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to Wright N.V. or the Shares.

g.
No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the Exchange Act and rules promulgated thereunder, or, with respect to Wright N.V., the reporting or registration requirements of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969), in each case, as a result of Dealer or its affiliates owning or holding (however defined) Shares.

h.
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

i.
Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

10.Dealer hereby repeats the representations made to Counterparty in Section 3 of the 2002 ISDA Master Agreement on the date hereof and on the Termination Effective Date.
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This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or portable document format (.pdf) copies of this Confirmation shall have the same force and effect as an original.
Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer, Wright Inc. and Wright N.V. with respect to the Transaction, by manually signing this Confirmation as evidence of agreement to such terms and returning an executed copy to us.
Very Truly Yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association By: /s/ Kevin Cheng Name: Kevin Cheng Title: Vice President

Each of Wright Inc. and Wright N.V. hereby agrees to, accepts and confirms the terms of the foregoing as of the Termination Effective Date.

WRIGHT MEDICAL GROUP, INC. By: /s/ Lance A. Berry Name: Lance A. Berry Title: Senior Vice President and Chief Financial Officer

WRIGHT MEDICAL GROUP N.V. By: /s/ Lance A. Berry Name: Lance A. Berry Title: Senior Vice President and Chief Financial Officer

Schedule A

Relevant Transaction	Number of Options or Warrants, As Applicable, of such Relevant Transaction Subject to Termination	Revisions to the Terms of the Relevant Transaction

Base call option transaction confirmation, dated as of February 9, 2015, by and between JPMorgan Chase Bank, National Association and Wright Medical Group, Inc.	400,911 Options	Number of Options shall be revised to equal 104,089
Base warrant transaction confirmation, dated as of February 9, 2015, by and between JPMorgan Chase Bank, National Association and Wright Medical Group, Inc., as amended by the Amendment dated as of November 24, 2015, by and between JPMorgan Chase Bank, National Association, Wright Medical Group, Inc. and Wright Medical Group N.V.
	4,016,515 Warrants	Number of Warrants shall be revised to equal 1,042,808

A-1